Ex. 99.2

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

APPOINTS NEW BOARD MEMBER

Minneapolis, MN (March 1 ,2023)  -  Winmark Corporation (Nasdaq: WINA) announced today that it has named Philip I. Smith to its Board of Directors.  Currently, Mr. Smith serves as Executive Chairman of Intricon Corporation, an international micromedical device company, and as an Operating Partner of Altaris, LLC, a New York based investment firm focused on the healthcare industry.

“On behalf of the Board of Directors, I would like to welcome Phil Smith,” stated Brett D. Heffes, Chairman and Chief Executive Officer. “He is an extremely talented professional that possesses strong governance skills, a history of operating experience and a deep financial background. I look forward to working with him to fulfill our mission to provide Resale for EveryoneTM.”

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 31, 2022, there were 1,295 franchises in operation and over 2,800 available territories.  An additional 57 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.